SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 4, 2013

ZAP
(Exact name of registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Fourth Street, Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(707) 525-8658

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

A California Superior Court Ruling invalidates all actions taken by Mark Abdou, Steve Schneider and Alex Wang, members of the Board of Directors of ZAP, at a meeting held on December 31, 2012.

At a hearing in the Superior Court of the State of California, County of Los Angeles (Case No. BC499106) held on February 4, 2013, the Court ruled from the bench that the purported actions taken at the December 31, 2012 meeting of the Board of Directors (the “Board”) of ZAP (the “Company”), including the appointment of Luo Hua Lian and Juan Gao to alleged vacancies on the Board, were null and void. As a result of the rulings made by the Court, the Board is comprised of the directors that were members of the Board prior to the December 31, 2012 meeting, except for the recently announced resignation of Alex Wang at a meeting of the Board held on January 20, 2013, and the appointment of Wang Huai Yi as a member of the Board at the same meeting to fill the vacancy created by Alex Wang’s resignation.

The directors of the Company are currently Priscilla Lu (Chairman of the Board), Goman Chong, Co Nguyen, Aileen Kao, Mark Abdou, Steve Schneider and Huai Yi Wang. Executive management of the Company remains the same as before the December 31, 2012 Board meeting -- Chuck Schillings and Michael Ringstad continue to be principally responsible for the Company’s day-to-day operations.

The Court also ruled that without prejudice to defendants’ rights to challenge the effectiveness of the resignations and appointments to the Board, as reflected in minutes of the Board’s October 17, 2012 meeting and the Company’s filings with the Securities and Exchange Commission, which were filed on November 14, 2012, it is presumed that Co Nguyen and Aileen Kao were validly appointed to the Board to fill vacancies created by the resignations of Patrick Sevian and Georges Penalver. A written order reflecting the rulings of the Court is being prepared for the judge’s signature and will be available for public review shortly.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2013	ZAP

	By:	/S/ PRISCILLA LU
Priscilla Lu
Chairman of the Board

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